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    As filed with the Securities and Exchange Commission on January 31, 2000
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                 SCHEDULE 14D-9

                      SOLICITATION/RECOMMENDATION STATEMENT
                         PURSUANT TO SECTION 14(d)(4) OF
                       THE SECURITIES EXCHANGE ACT OF 1934
                            ------------------------

                             ZING TECHNOLOGIES, INC.
                             -----------------------
                            (NAME OF SUBJECT COMPANY)

                             ZING TECHNOLOGIES, INC.
                             -----------------------
                        (NAME OF PERSON FILING STATEMENT)

                          COMMON STOCK, PAR VALUE $.01
                          ----------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                    989601109
                             -----------------------
                      (CUSIP NUMBER OF CLASS OF SECURITIES)

                            ------------------------

                               ROBERT E. SCHRADER
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             ZING TECHNOLOGIES, INC.
                               115 STEVENS AVENUE
                            VALHALLA, NEW YORK 10595
                                 (914) 747-7474
                             -----------------------
                  (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
          AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF OF
                          THE PERSON FILING STATEMENT)

                                 WITH A COPY TO:
                              HENRY A. SINGER, ESQ.
                     MORRISON COHEN SINGER & WEINSTEIN, LLP
                              750 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 735-8600

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/X/    Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.



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Exhibits:

1.     Press Release dated January 28, 2000



                                        2